Safe Harbor Statement

This transcript of an earnings call contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” and are made in reliance upon the protections provided by such acts for forward-looking statements. Such statements are not based on historical fact, but are based upon numerous assumptions about future conditions that may not occur. Forward-looking statements are generally identifiable by use of forward-looking words such as “may,” “should,” “intend,” “estimate,” “will,” “potential,” “could,” “believe,” “expect,” “anticipate,” “project,” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements are made based upon information that is currently available or management’s current expectations and beliefs concerning future developments and their potential effects upon us, speak only as of the date hereof, and are subject to certain risks and uncertainties. We do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we hereafter become aware. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Our ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the matters set forth below:

•
we offer a comprehensive set of solutions—the bundling of our direct IT sales, professional services and financing with our proprietary software, and may encounter some of the challenges, risks, difficulties and uncertainties frequently faced by similar companies, such as:

o	managing a diverse product set of solutions in highly competitive markets;

o	increasing the total number of customers utilizing bundled solutions by up-selling within our customer base and gaining new customers

o	adapting to meet changes in markets and competitive developments

o	maintaining and increasing advanced professional services by retaining highly skilled personnel and vendor certifications

o
integrating with external IT systems, including those of our customers and vendors; and continuing to enhance our proprietary software and update our technology infrastructure to remain competitive in the marketplace.

•	our ability to hire and retain sufficient qualified personnel;

•	a decrease in the capital spending budgets of our customers or purchases from us;

•	our ability to protect our intellectual property;

•	the creditworthiness of our customers and our ability to reserve adequately for credit losses;

•	the possibility of goodwill impairment charges in the future;uncertainty and volatility in the global economy and financial markets;

•	changes in the IT industry;

•	our ability to raise capital, maintain or increase as needed our line of credit or floor planning facilities, or obtain non-recourse financing for our transactions;

•	our ability to realize our investment in leased equipment;

•	significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; and

•	significant changes in accounting guidance related to the financial reporting of leases; which could impact the demand for our leasing services.

We cannot be certain that our business strategy will be successful or that we will successfully address these and other challenges, risks and uncertainties. For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in the Form 10-K for the year ended March 31, 2011, filed on June 10, 2011, as well as other reports that we file with the SEC.

Prepared Remarks

Operator
Operator: Good day, ladies and gentlemen, and welcome to the ePlus inc. Earnings Results Conference Call. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the call over to your host, Kley Parkhurst, Senior Vice President. Please go ahead.

Kley Parkhurst
Thank you Melinda, and thank you, everyone, for joining us. With me today are Phil Norton, Chairman, President and CEO of ePlus, Elaine Marion, our Chief Financial Officer, and Erica Stoecker, our General Counsel.

I want to take a moment to remind you that the statements we make this morning that are not historical facts may be deemed to be forward-looking statements and are based on management's current plans, estimates and projections. Actual and anticipated future results may vary materially due to certain risks and uncertainties detailed in the earnings release we issued yesterday and our periodic filings with the Securities and Exchange Commission, including our Form 10-K which should be filed on or around June 9, 2011

The Company undertakes no responsibility to update any of these forward-looking statements in light of new information or future events.

With that, I will turn the call over to Phil Norton. Phil?

Phil Norton
Thank you, Kley. We concluded the fiscal year with solid fourth quarter results, as customers increasingly recognized the positive return on investment from virtualization technologies, and utilized our advanced technology capabilities to deploy solutions including cloud infrastructure and enablement. For the fiscal fourth quarter ended March 31, 2011, revenue increased 19.6% over the prior year and pre-tax income rose 28.9% year over year.

ePlus’ success has been driven by our ongoing commitment to deliver the most advanced technology offerings with expert engineers and commitment to continuous training. We are leveraging the investments we have made in virtualization and other data center technologies to expand our offerings in the cloud, such as cloud assessment, enablement, and migration solutions. We have expanded our advanced technology offerings with the acquisitions of Interchange Technologies, Inc. and NCC Networks, Inc. As a result, we have gained new customers, sold more to existing customers, and continued to expand the products and services we offer to meet customer demand and marketplace trends. Today, ePlus is more frequently mentioned in the press, and we are described as a national, fast growing integrator. We remain committed to core strategies such as investing in our people, acquiring new technology capabilities and geographic locations, and improving our efficiency and delivery capabilities. Our customers turn to us for all three key elements of the IT infrastructure supply chain: we provide the software and web capabilities to procure products and services efficiently, with our OneSource and Procure+ products; we sell and service the world’s leading brands of products and solutions by such partners as Cisco, HP, and VMWare; and we can facilitate the sale by providing financing to meet operational and capital budget requirements.

Throughout the year we were recognized by our partners and the media for achievements in our core business. Last quarter, our notable achievements included:

•	Winning the Cisco National SLED Partner of the Year

•	Achieving Vblock™ Qualified Partner Status

•	Attaining SAS 70 Type II Accreditation for our Network Operations Center Services

•	Achieving HP PartnerONE Elite Status in Virtualization, Microsoft Unified Communications, and SAP

As a result of rebounding IT spending, our fiscal year ended March 31, 2011 produced great results. Our revenues increased 27.5% to $863 million, as customers returned to purchasing IT equipment to capture the value inherent in the latest technology, which includes virtualization, energy efficiency, and the demand for better networking capabilities as video and collaborative technologies ramp up. Our fully diluted earnings per share rose 87.2% to $2.82 per diluted share on a year over year basis, demonstrating the operating efficiency of our model, as we continue to maintain discipline and hold the line on costs. But at the same time, we continue to invest in the business by adding to our staff. We attracted a number of highly regarded sales and engineering resources, and our ranks grew from 661 to 725 employees.

During the year, we continued to be recognized by our partners, and we were awarded the following:

•	RSA SecurWorld™ Growth Partner of the Year Award

•	HP PartnerONE SMB Elite Status

•	HP PartnerONE Healthcare Elite Status

•	Re-Certified Gold Partner Status in the Microsoft Partner Program

•	Microsoft 2010 New York Metro Partner of the Year and

•
Again passed a Cisco Quadruple Audit, Gaining Four Re-Certifications for Gold Partner, Master Unified Communications Specialization, Master Security Specialization, and Managed Services Master Certification

Acquisitions are beginning to again play an important role in ePlus’ growth strategy. This week, we announced the acquisition of NCC Networks, Inc. a security focused solutions provider which operates a Security Operations Center located in the metropolitan Chicago area. With the acquisition, ePlus gains information security capabilities to provide a wide variety of security assessments including vulnerability assessments, wireless assessments, web application assessments, penetration testing and remediation services. We also gained a new branch location in metropolitan Chicago, our first midwest location. Over time, we intend to build a strong branch in the ePlus tradition.

Last November, we completed another acquisition, that of Interchange Technologies, Inc. (ITI), a Tandberg Platinum Partner with advanced expertise in audio and video communication technologies. With the acquisition, we immediately gained Tandberg Platinum Partner status, adding to our credentials as a Cisco TelePresence authorized technology provider and a Cisco Master Unified Communications specialist and Cisco WebEx certified collaboration solutions partner. With the acquisition of ITI, ePlus gained the ability to provide customers a single source for a full spectrum of solutions and services in the teleconferencing, audio, video, unified communications, and collaboration market space to meet their diverse business communications needs.

Cisco and HP continue to be our largest partners as we sold products in fiscal year 2011 which represented approximately 43% and 16%, respectively, of sales of products and services. We continue to strengthen our relationships with our key tier 1 partners such as IBM, Oracle/Sun, VMware, NetApp, and Microsoft for both vendor-specific authorizations and for specific solution areas such as visual communications and security.

During the year, we also enhanced the senior management team and Board of Directors. In April 2010, Mark Marron, ePlus’ National Vice President of Sales for the past six years, was named President of ePlus Technology and Chief Operating Officer of ePlus inc. In July 2010, John Callies, a 34 year veteran of IBM and, most recently, the General Manager of IBM Credit, joined the Board of Directors.

Changing topics to our intellectual property portfolio, on May 24, 2011 we announced that the United States District Court for the Eastern District of Virginia had entered an injunction preventing Lawson Software, Inc. from certain activities relating to its products that the court had previously found infringe some of our patents. Lawson has filed a motion to stay the injunction pending its appeal, which we are opposing. We cannot predict the outcome of this matter.

Looking ahead, with our expanding capabilities and offerings, as well as rising customer adoption of cloud computing, we see numerous opportunities to continue growing the business. We are well positioned to drive growth and market share gains by strengthening our engineering capabilities and solution set to best serve our customers.

With that, I would like to turn the call over to Elaine Marion, our CFO.

Elaine Marion

Thanks Phil.
I’d like to discuss our financial results in more detail, and then we can take questions.
As Phil has described, our solid momentum continued throughout the fiscal year 2011. If you’ve been following ePlus, you know that each of our first three fiscal year quarters demonstrated the rebound of IT spending in the U.S., and the fourth quarter continued to show improvement.

I’d like to start by discussing our full year results. For the year ended March 31, 2011, total revenues were $863 million, an increase of $186 million, or 27.5%, from the prior year. Notably, this strong growth did not come at the expense of our gross margin, as the gross margin on sales of products and services increased, to 14.7%, as compared to 14.1% last year. Our ability to preserve pricing power, take advantage of vendor incentive programs, change the mix of products, and the mix of products and services to higher margin sales, is indicative of the success of our business model. Despite significant increases in legal expenses relating to our patent infringement lawsuit, net earnings increased 86.2% to $23.7 million, or $2.82 per diluted share. Given that revenues increased 27.5% and net earnings for the year increased 86.2%, with higher non-core business expenses, we are very satisfied that our operating model is scalable and that if we continue to expand revenues, earnings should follow.

During the year, we incurred legal and other fees related to the patent infringement litigation of $10.5 million, a 101% increase over the $5.2 million spent last fiscal year. Legal fees will continue to be considerable until the matter is concluded, but we are resolved to defend our intellectual property. An additional datapoint to consider is that in the prior year, we incurred a pre-tax non-cash goodwill impairment charge of $4.0 million.

Looking at the fourth quarter, revenues were $211 million, an increase of $34.6 million or 19.6%, as compared to $176.4 million for the same quarter last year. The gross margin on sales of products and services improved to 14.9% compared to 14.2% in the fourth quarter of fiscal year 2010. The increase in total revenues for the quarter was driven by an increase in sales of product and services. The climate for IT spending continued to improve, driven by the general economic recovery, the deferral of IT spending by many customers in prior years, and the investment in new technologies.

Lease revenues and fee and other income decreased to $9.9 million, compared to $10.5 million during the quarter ended March 31, 2010. This revenue category captures many elements which are highly variable and, while we experienced a decrease in these revenues, we continue to earn a solid return on our investment in leases.

Professional and other fees, salaries and benefits, and general and administrative expenses totaled $30.7 million, an increase of $4.6 million or 17.6%, as compared to $26.1 million during the quarter ended March 31, 2010. Professional and other fees increased by $1.4 million compared to the prior year, primarily due to legal fees related to the patent infringement lawsuit. Salaries and benefit expenses increased $2.5 million, due to higher commissions and bonuses as a result of the increase in sales, as well as slightly higher salary expenses.

Interest and financing costs totaled $497 thousand, a decrease of $339 thousand compared to the prior year, due to lower non-recourse note balances. At March 31, 2011, non-recourse notes payable totaled $29.6 million, a decrease of 45%, compared to $53.6 million at March 31, 2010. This is directly related to our lease assets and is as a result of our previously discussed strategy to reduce borrowing and utilize our cash.

Net earnings were $3.6 million in the fourth quarter, or $0.42 per diluted share, as compared to $3.5 million, or $0.42 per diluted share, for the quarter ended March 31, 2010. During the fourth quarter 2011, we recorded an additional tax liability of $401 thousand related to the limited deductibility of certain reimbursed expenses on our consolidated tax returns.

As of March 31, 2011, we had $118.3 million of investments in leases-net, compared to $153.6 million at March 31, 2010. We continue to manage our leasing business to maximize returns while maintaining our conservative credit culture, in order to optimize the business’ margin in light of the current leasing market and economic conditions. In addition, we are continuing to focus on the growth areas of the marketplace including the healthcare and federal government contractor verticals.

We had cash and cash equivalents of $75.8 million at March 31, 2011, compared to $85 million in the prior year. We continue to manage the business to retain sufficient liquidity for working capital purposes and to keep cash in reserve for opportunities such as acquisitions and share repurchases. We are cognizant that cash is a low earning asset and we strive to find conservative alternatives to increase our returns, such as prepaying vendors for discounts, minimizing non-recourse debt, and other uses.

Shareholders' equity was $212 million as of March 31, 2011, up from $185.5 million as of March 31, 2010.

During the year ended March 31, 2011, we repurchased 134,888 shares of outstanding common stock at an average cost of $17.97 per share for a total purchase price of approximately $2.4 million.

As of March 31, 2011, our book value per share was $24.93 and tangible book value per share was $22.74. Yesterday’s closing price for our common stock was $24.77 per share.

In summary, with a strong balance sheet and a scalable business model, we are well positioned to take advantage of shareholder enhancing opportunities, such as the stock buyback and the recent acquisitions of NCC and ITI.

That completes our financial discussion. Operator, we'd like to open the call to questions.

Operator:
Operator: Thank you. [Operator Instructions] Our first question comes from Matt Spratford with Sidoti and Company.

<Q>: Good morning, guys. I was just curious if you could comment on what you’re seeing in the market currently? Is demand still at levels comparable, what you’re seeing this past fiscal year?

<A – Phil Norton>: We – and I think our backlog is equivalent to what we had at this time last year, or within a small range. We haven’t seen the recession type thought process that people have or capital spending, those things happen over time. But today, we still are seeing about the same level of activity.

<Q>: Okay. In terms of the Lawson injunction, I was just curious, if you interested in any revenue effects, is that more of a strategic initiative?

<A – Phil Norton>: Well, that’s pretty hard for us to determine that, that’s going to be done by the court. I think the good part about that is, the legal expenses will be significantly diminished for that lawsuit over the next 12 months. And so, that should help us immensely.

<Q>: Okay. And then, on the NCC acquisition, could you maybe give us a little more color on their operating histories, specifically the revenue and margins?

<A – Phil Norton >: I’ll let Kley Parkhurst answer that question.

<A – Kley Parkhurst>: Thank you, Matt. They are a run-rate company with managed services and they had about 15 million in revenues. And, their gross margin is higher than ours. We are not disclosing any other information.

<Q>: Okay. Significantly higher or ballpark?

<A – Kley Parkhurst>: I really can’t say at this time.

<Q>: All right, fair enough. And then, lastly, just in terms of cost, how should you think about the integration of the acquisition? Is it going to significantly raise cost base? Or are you looking to chop cost out of their business?

<A – Kley Parkhurst>: No, it will be an accretive acquisition. We don’t expect it to be many cost savings, we do expect there to be some revenue growth over time because they don’t have the same linecard – they don’t have the same ability to sell products and services that we do so we think we will be able to penetrate their customer base wiht our product sales and then take what they do and spread that to our customer base.

<Q>: Got you. Thanks, guys. I will jump back in queue.

<A – Kley Parkhurst>: Thank you, Matt.

Operator: Thank you. [Operator Instructions] We will pause for a moment. Our next question comes from Patrick Retzer with Retzer Capital.

<Q>: Hi, guys.

<A – Phil Norton>: Hi, Pat, how are you doing?

<Q>: I am doing well. Hey, congratulations on a great quarter. Without the additional legal fees, it looks like you guys would have had knocked the cover off the ball. I also noticed your effective tax rate for the quarter was significantly higher than a year ago. Do you have any explanation or comment on that?

<A – Phil Norton>: Elaine will answer that.

<A – Elaine Marion>: Hi, Pat. Yes, for the quarter ended we had an adjustment for the annual period that was of $401,000 for some taxes that had a limited deductibility for prior years. So, that was the effect of the adjustment in the fourth quarter.

<Q>: So, there was a $400,000 catch up essentially?

<A – Elaine Marion>: Correct.

<Q>: Okay. Okay, thanks. Keep up the good work.

<A – Elaine Marion>: Thank you.

<A>: Thanks, Pat.

Operator: Thank you. We have a follow-up question from Matt Spratford with Sidoti and Company.

<Q>: Hey, guys. Just a little more on the NCC, I’m just curious strategically where you see that going into long-term?

<A – Phil Norton >: Well, if you look at where we are today, I think we – have become an aggregator, and integrator and in order to have the capabilities to fulfill that for our customers, and to be competitive in the larger enterprise class customers you have to have security and the security operations center. The people that we have acquired are extremely proficient in those areas. We will be able to take that and put that out to all of our customers. And, it will enable us to give a more complete product and services set to our customer base.

<Q>: All right. Thanks, I appreciate it.

<A – Elaine Marion>: Thanks, Matt.

Operator: Thank you. I am showing no further questions in the queue at this time.

<A – Phil Norton >: Thank you very much. We appreciate the opportunity to discuss our company with you. Bye.

Operator: Thank you. Ladies and gentlemen, this does conclude our conference call for today. Thank you for your participation. Everyone have a wonderful day.